Exhibit (n)(11)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Hercules Capital, Inc. of our report dated February 22, 2018 relating to the consolidated financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting of Hercules Capital, Inc., and our report dated March 9, 2018 relating to the senior securities table of Hercules Capital, Inc., which appear in this Registration Statement. We also consent to the references to us under the headings “Experts,” “Selected Consolidated Financial Data,” and “Senior Securities” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

May 9, 2018